Exhibit 99.1

                         CAM REPORTS 2ND QUARTER RESULTS

                 EARNINGS RISE 178% ON 10% INCREASE IN REVENUES

     FOUNTAIN VALLEY, Calif., May 2 /PRNewswire-FirstCall/ -- CAM Commerce Solutions, Inc. (Nasdaq: CADA) reported net income increased 178% for the three months ended March 31, 2006 to $417,000 or $0.10 per fully diluted share, compared to $150,000 or $0.04 per share for the same quarter of fiscal 2005. Revenues for the quarter increased 10% to $6.5 million for the three months ended March 31, 2006, compared to $5.9 million for the 2nd quarter of fiscal 2005, on the strength of $971,000, or 72%, increase in the Company's X-Charge payment processing revenues from $1.3 million in the 2nd quarter 2005 to $2.3 million in 2006.

     Net income increased 110% for the six months ended March 31, 2006 to $1.2 million or $0.28 per fully diluted share, compared to $552,000 or $0.14 per fully diluted share for the same period of fiscal 2005. Revenues for the six months ended March 31, 2006 increased 12% to $13.5 million, compared to $12.1 million for the six months ended March 31, 2005.

     Net income for the three and six months ended March 31, 2006 increased significantly on a small increase in total net revenues as a result of the increase in high margin, recurring X-Charge payment processing revenues.

     The results for the three and six months ended March 31, 2006 included compensation expense of $38,000 and $80,000, respectively, related to the adoption of Statement of Financial Accounting Standards No. 123R, for stock options that were previously granted to employees. Prior to SFAS123R adoption, compensation expense related to employee stock options was not recorded in the financial statements but disclosed in the footnotes as required under previous accounting rules.

     X-Charge Performance

     During the quarter, the Company installed a record 950 new X-Charge payment processing accounts, an increase of 45% compared to the same period in 2005 when the company installed 654 new accounts. As of March 31, 2006, the company had approximately 6,500 live payment processing accounts representing approximately $2 billion in annual payment processing volume. The company's X-Charge reseller base grew during the quarter to 239 resellers who had earned residual income from their active X-Charge processing accounts during the quarter, as compared to 222 at the end of last quarter. X-Charge payment processing revenues increased 72% and 78% for the three and six months ended March 31, 2006, respectively, compared to the same periods of last fiscal year.

     Dividend Declared

     The Board of Directors has declared a quarterly cash dividend of $0.14 per outstanding share for this quarter, to be paid on July 14, 2006 to shareholders of record on July 5, 2006.

     "The March quarter is seasonally our slowest quarter of the year, so the meaningful comparison for our earnings performance should be on a year over year basis rather than a sequential basis," said Geoff Knapp, CEO. "We continued our trend of substantially improving earnings based on the excellent results produced by our X-Charge revenues. We not only installed a record number of new payment processing accounts during the quarter, but in the month of March we broke all of our monthly records for new applications and installations in a single month. "

     "The system business was down from the December quarter, as we've indicated would likely be the case on the last conference call. While orders were stronger than shipments in the quarter, resulting in a higher backlog than a year ago, there is still no definitive data that gives us a high level of confidence in seeing a meaningful, long term upward trend in system sales. The systems portion of our business is still very difficult to predict with long sales cycles and short lead times from order to shipment. At the same time the payment processing business is more predictable and continues to perform very well."

     "The Board elected to pay out more than our net earnings in dividends this quarter as we are still not actually paying federal income taxes due to tax deductions related to stock option exercise activity, even though we are recognizing the expense. Our cash and marketable available-for-sale securities have increased $1.2 million during the first six months of this fiscal year even while paying a dividend of 75% of net income. In addition, we wanted to smooth the fluctuation in the dividend some while at the same time we want investors to be aware that the dividend will fluctuate in the future based on earnings as we are a somewhat seasonal business and this is our low seasonal quarter. This is our 4th quarterly dividend, which with the inclusion of the dividend declared for this quarter, will now give us a full year of dividend history. Declared quarterly dividends totaled $0.52 per share over the past year."

     Conference Call

     The company will be holding a conference call to discuss the quarterly results. The conference call will take place at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time), on Tuesday, May 2, 2006. Anyone interested in participating in the conference call should call 800-289-0572, if calling within the United States, or 913-981-5543, if calling internationally. There will be a playback available until May 9, 2006. To listen to the playback, please call 888-203-1112, if calling within the United States, or 719-457-0820, if calling internationally. Please use pin number 4810695 for the replay. The company will also have an updated investor presentation posted on its website at www.camcommerece.com.

     About CAM Commerce Solutions

     CAM Commerce Solutions designs, develops, markets and services highly integrated retailing and payment processing solutions for small to medium size traditional and eCommerce businesses based on the company's open architecture software. These integrated solutions include inventory management, point of sale, accounting, credit and debit card processing, Internet sales, gift card and customer loyalty programs, and extensive management reporting. Payment processing services are provided on a transaction based business model. You can visit CAM Commerce Solutions at www.camcommerce.com.

     Important Information

     Certain statements made in this release, including those relating to the expectations of profitability and economic climates, are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Words such as "will," "should," "believe," "expect," "anticipate," "outlook," "forecast," "optimistic," "feel," "potential," "continue," "intends," "goal," "plans," "estimates," "may," "seeks," "would," "future," "bright," "projected," and other similar expressions that predict or indicate future events or trends, or that are not statements of historical matters, identify forward-looking statements. Expectations concerning financial results for future quarters are not actual results and are based upon preliminary estimates, as well as certain assumptions management believes to be reasonable at this time. Investors should not rely upon forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from management's expectations, and the company does not undertake any duty to update forward-looking statements which speak only as of the date of this release. The performance of any one month or quarter may not be indicative of future performance, particularly given prevailing market and economic uncertainties. In addition to the factors set forth elsewhere in this release, the economic, competitive, technological, and other factors identified in CAM Commerce Solutions' filings with the Securities and Exchange Commission could affect the forward looking statements contained in this release.

                          CAM COMMERCE SOLUTIONS, INC.
                        CONDENSED STATEMENT OF OPERATIONS
                      (In thousands, except per share data)
                                   (Unaudited)

                                                        THREE MONTHS ENDED        SIX MONTHS ENDED
                                                     -----------------------   -----------------------
                                                      MARCH 31     MARCH 31     MARCH 31     MARCH 31
                                                        2006         2005         2006         2005
                                                     ----------   ----------   ----------   ----------
REVENUES
  Net hardware, software and installation revenues   $    2,848   $    3,227   $    5,912   $    6,575
  Net service revenues                                    1,311        1,322        2,655        2,727
  Net payment processing revenues                         2,324        1,353        4,902        2,750
Total net revenues                                        6,483        5,902       13,469       12,052
COSTS AND EXPENSES
  Cost of hardware, software and installation
   revenues                                               1,508        1,730        3,173        3,414
  Cost of service revenues                                  607          572        1,201        1,111
  Cost of payment processing revenues                       126          107          244          249
Total cost of revenues                                    2,241        2,409        4,618        4,774
Selling, general and
 administrative expenses                                  3,387        2,991        6,659        5,872
Research and development
 expenses                                                   400          377          763          717
Interest income                                            (223)        (127)        (429)        (236)
Total costs and expenses                                  5,805        5,650       11,611       11,127
Income before provisions for
 income taxes                                               678          252        1,858          925

Provisions for income taxes                                 261          102          699          373

Net income                                           $      417   $      150   $    1,159   $      552

Basic net income per share                           $     0.11   $     0.04   $     0.30   $     0.15

Diluted net income per share                         $     0.10   $     0.04   $     0.28   $     0.14

Shares used in computing
 basic net income per share                               3,890        3,813        3,869        3,800

Shares used in computing
 diluted net income per share                             4,169        4,073        4,133        4,063

                          CAM COMMERCE SOLUTIONS, INC.
                            CONDENSED BALANCE SHEETS
                      (In thousands, except per share data)

                                                      MARCH 31     SEPTEMBER 30
                                                        2006           2005
                                                    ------------   ------------
                                                    (Unaudited)
ASSETS
Current assets:
  Cash and cash equivalents                         $     15,438   $     15,763
  Marketable available-for-sale securities                 6,827          5,300
  Accounts receivable, net                                 2,047          1,930
  Inventories                                                293            306
  Deferred income taxes                                    1,185          1,188
  Other current assets                                       135            132
Total current assets                                      25,925         24,619

Deferred income taxes                                        579            714
Property and equipment, net                                  549            610
Intangible assets, net                                       446            467
Other assets                                                  51             51
Total assets                                        $     27,550   $     26,461

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable                                  $        412   $        445
  Accrued compensation and related expenses                1,111          1,154
  Deferred service revenue and customer
   deposits                                                1,831          1,728
  Cash dividends payable                                     549            385
  Other accrued liabilities                                  145            260
  Total current liabilities                                4,048          3,972
Stockholders' equity:
  Common stock, $.001 par value; 12,000
   shares authorized, 3,921 shares issued and
   outstanding at March 31, 2006 and 3,846 at
   September 30, 2005                                          4              4
  Capital in excess of par value                          21,091         20,152
  Accumulated other comprehensive loss                       (13)           (18)
  Retained earnings                                        2,420          2,351
  Total stockholders' equity                              23,502         22,489
Total liabilities and stockholders' equity          $     27,550   $     26,461


SOURCE  CAM Commerce Solutions, Inc.
    -0-                             05/02/2006
    /CONTACT: Mathew Hayden, President of Hayden Communications, Inc. +1-858-704-5065, for CAM Commerce Solutions, Inc./
    /Web site:  http://www.camcommerce.com /
    (CADA)